Exhibit 16.1

October 6, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	PepperBall Technologies, Inc.

We have read the statements made by PepperBall Technologies, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements made regarding our firm in such 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP Horwath, P.C.